As filed with the Securities and Exchange Commission on March 14, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nuvectra Corporation

(Exact name of registrant as specified in its charter)

Delaware	30-0513847
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5830 Granite Parkway, Suite 1100,

Plano, Texas, 75024

(Address of Principal Executive Offices)

Nuvectra Corporation 2016 Equity Incentive Plan

Walter Z. Berger

Chief Financial Officer

Nuvectra Corporation

5830 Granite Parkway, Suite 1100,

Plano, Texas, 75024

(Name and address of agent for service)

(972) 668-4107

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common stock, par value $0.001 per share	1,950,000(2)	$30.00	$58,500,000	$5,891

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of Nuvectra Corporation’s common stock, par value $0.001 per share (the “Common Stock”) that may become issuable under the Nuvectra Corporation 2016 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	Consists of 1,950,000 shares of Common Stock issuable under the Nuvectra Corporation 2016 Equity Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, upon the basis of the average of the high and low prices of the Common Stock in the “when-issued” trading market as reported on the Nasdaq Global Market on March 11, 2016.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), but will be sent or given to plan participants as specified by Rule 428 promulgated under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC by Nuvectra Corporation (“Nuvectra”) are incorporated by reference herein:

(a)	Nuvectra’s effective Registration Statement on Form 10-12B (File No. 001- 37525) initially filed with the SEC on July 30, 2015, as amended; and

(b)	The description of the Common Stock contained in Nuvectra’s Registration Statement on Form 10-12B (File No. 001- 37525) initially filed with the SEC on July 30, 2015, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Nuvectra pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Upon completion of the pending spin-off of Nuvectra from Greatbatch, Inc., attorneys at Hodgson Russ LLP are expected to own approximately 1,500 shares of Common Stock.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”), Nuvectra’s certificate of incorporation and by-laws contain provisions that limit or eliminate the personal liability of Nuvectra’s directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to Nuvectra or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to Nuvectra or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability will not apply to liabilities under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Nuvectra’s certificate of incorporation and by-laws require it to indemnify and hold harmless each person who is, or was a director or officer of Nuvectra, and each person who, at Nuvectra’s request, serves or served as a director or officer at another corporation or other enterprise (including with respect to employee benefit plans), as the case may be, to the fullest extent permitted under Delaware law. Nuvectra’s certificate of incorporation and by-laws provide that it must indemnify and advance reasonable expenses to its directors and officers incurred in defending or otherwise participating in any proceeding in advance of its final disposition, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. Nuvectra’s certificate of incorporation and by-laws also provide that Nuvectra may, to the extent authorized from time to time by Nuvectra’s board of directors, indemnify and hold harmless each person who is, or was, an employee or agent of Nuvectra or, at Nuvectra’s request, serves or served as an employee or agent of another corporation or other enterprise. The rights provided in Nuvectra’s certificate of incorporation and by-laws are not exclusive.

Nuvectra also intends to enter into separate indemnification agreements with each of its directors and certain of its officers and employees, which may be broader than the specific indemnification provisions contained in the DGCL. Subject to certain exceptions, these indemnification agreements generally will require Nuvectra, among other things, to indemnify its directors and those certain officers and employees against liabilities that may arise by reason of their status or service as director, officer or employee, as the case may be. These indemnification agreements also generally will require Nuvectra to advance expenses as they are incurred by the directors or those certain officers or employees as a result of any proceeding against them as to which they could be indemnified. In addition, Nuvectra has obtained a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in certain specified circumstances.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

4.1	Specimen Common Stock Certificate of Nuvectra (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to Nuvectra’s Registration Statement on Form 10-12B, as filed with the SEC on December 30, 2015 (File No. 001- 37525)).

5.1	Opinion of Hodgson Russ LLP (filed herewith).

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm (filed herewith).

23.2	Consent of Hodgson Russ (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

99.1	Nuvectra Corporation 2016 Equity Incentive Plan (filed herewith).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on March 14, 2016.

NUVECTRA CORPORATION

By:	/s/ Walter Z. Berger
Name:	Walter Z. Berger
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Scott F. Drees, Walter Z. Berger and Melissa G. Beare, and each of them, with full power to act without the other, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Scott F. Drees Scott F. Drees	Chief Executive Officer and Director (Principal Executive Officer)	March 14, 2016

/s/ Walter Z. Berger Walter Z. Berger	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 14, 2016

/s/ Dr. Joseph A. Miller, Jr. Dr. Joseph A. Miller, Jr.	Director	March 14, 2016

/s/ Anthony P. Bihl, III Anthony P. Bihl, III	Director	March 14, 2016

/s/ Kenneth G. Hawari Kenneth G. Hawari	Director	March 14, 2016

/s/ David D. Johnson David D. Johnson	Director	March 14, 2016

/s/ Dr. Fred B. Parks, PhD Dr. Fred B. Parks, PhD	Director	March 14, 2016

/s/ Jon T. Tremmel Jon T. Tremmel	Director	March 14, 2016

/s/ Thomas E. Zelibor Thomas E. Zelibor	Director	March 14, 2016

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Specimen Common Stock Certificate of Nuvectra (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to Nuvectra’s Registration Statement on Form 10-12B, as filed with the SEC on December 30, 2015 (File No. 001- 37525)).

5.1	Opinion of Hodgson Russ LLP (filed herewith).

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm (filed herewith).

23.2	Consent of Hodgson Russ (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

99.1	Nuvectra Corporation 2016 Equity Incentive Plan (filed herewith).